CFO Commentary on First Quarter FY2012 Results

Non-GAAP Reporting
Beginning with the first quarter, we are again reporting non-GAAP as well as GAAP financial results.  This is to provide greater visibility into our underlying business performance and into any exceptional items.  Items excluded from our non-GAAP gross margin, operating expenses, net income, and EPS include: stock-based compensation, amortization of acquired intangible assets, other acquisition related costs, any exceptional items such as the legal settlement in the fourth quarter of fiscal 2011 in connection with the Intel licensing agreement, and the tax impact associated with these items.

Summary Results
Revenue for the first quarter of fiscal 2012 was $962.0 million, up 8.5 percent from $886.4 million in the prior quarter.

GAAP gross margin for the quarter was a record 50.4 percent, up 2.3 percentage points from the prior quarter’s GAAP gross margin of 48.1 percent.  This is the third consecutive record quarter.  Non-GAAP gross margin, which excludes stock-based compensation, was 50.6 percent, compared to 48.3 percent in the prior quarter.

GAAP net income for the quarter was $135.2 million, or $0.22 per diluted share, compared with $171.7 million, or $0.29 per diluted share, in the prior quarter.  Non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, other acquisition related costs, a legal settlement in the fourth quarter of fiscal 2011 in connection with a new licensing agreement entered into with Intel, and the tax impact associated with these items, was $165.7 million, or $0.27 per diluted share, compared to $142.4 million, or $0.24 per diluted share, for the prior quarter.

Revenue

(in millions)	Q1FY2012	Q4FY2011	Q/Q %
GPU	$637.6	$614.0	+3.8%
Professional Solutions	201.8	203.6	-0.9%
Consumer Products	122.6	68.8	+78.2%
Total	$962.0	$886.4	+8.5%

Our GPU business remained strong throughout the first quarter of 2012, up 3.8% from the previous quarter.  This was primarily related to the strength of our discrete GPUs for notebook.  Desktop GPUs, although down seasonally, outperformed our expectations top to bottom, with the market responding favorably to the launch of our new GPUs.  Channel inventory remains comfortably within our target levels.  Demand for notebook GPUs increased significantly and, as OEMs ramped production of Sandy Bridge notebooks, the breadth of our wins on that platform started to become apparent.

The increased demand in our notebook business was more than able to offset the expected decline in our integrated graphics (MCP) business as we end of life these products.

Our patent cross license agreement with Intel also contributed to the strength in our GPU business, with one month’s worth of revenue recognized in the first quarter.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, was relatively flat from the prior quarter.  Our Quadro® professional graphics business increased sequentially.  However, revenue from our Tesla® business was down relative to the prior quarter, as the fourth quarter benefited from a particular large transaction.  As this business matures, we expect to see more steady growth quarter over quarter.

Our Consumer Products business, which includes TegraTM smart phone and tablet products, as well as our embedded products, was up significantly over the prior quarter, reaching record revenue of $122.6 million, up 78.2% from the prior quarter.  This increase was due to several of our Tegra customers bringing their first Android products to the market.

Gross Margin
GAAP gross margin of 50.4 percent for the first quarter was above our estimates largely through a richer overall revenue mix, primarily attributable to the strength of desktop GPU and Tegra and the addition of revenue from the new Intel license agreement.  Non-GAAP gross margin, which excludes stock-based compensation, was 50.6 percent.

Expenses and Other
GAAP operating expenses for the first quarter were $329.6 million, compared to GAAP operating expenses of $246.6 million in the prior quarter, which included a $57.0 million benefit from the legal settlement with Intel.

Non-GAAP operating expenses were $296.8 million in the first quarter, compared to non-GAAP operating expenses of $277.6 million in the prior quarter.  Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q1FY2012	Q4FY2011
Stock-based compensation	$29.3	$23.6
Amortization of acquired intangible assets	$2.3	$2.3
Other acquisition related costs	$1.3	-
Reduction in operating expenses related to legal settlement with Intel	-	$(57.0)

The increase in non-GAAP expenses in the first quarter over the prior quarter largely related to increased employee compensation, primarily due to additional headcount for our strategic initiatives, including Tegra, and the full quarter reinstatement of U.S. payroll taxes.

GAAP income tax expense for the quarter was $21.3 million, a tax rate of 13.6%.  Non-GAAP income tax expense, excluding stock-based compensation, amortization of acquired intangible assets, and other acquisition related costs was $26.1 million or 13.6%.

Balance Sheet
Accounts receivable at the end of the quarter were $343.2 million, down $5.6 million sequentially.  Our DSO at quarter-end was 33 days, down 3 days from 36 days in the prior quarter.  Strong collections and improved shipment linearity each contributed to this improvement.

Inventories at the end of the quarter were $381.0 million, up 10.3 percent from $345.5 million in the prior quarter.  The increase was largely driven by conscientious actions to meet anticipated demand for our products.

Depreciation and amortization expense for the quarter amounted to $47.8 million.  Capital expenditures and intangible asset purchases were $31.2million.

Cash, cash equivalents and marketable securities at the end of the quarter were $2.73 billion, up $236 million over the prior quarter.

Icera
We expect the acquisition of Icera to close toward the end of May or the beginning of June. As a result, the second quarter is expected to include approximately two months of Icera’s operating results.

Second Quarter Outlook
Excluding the Icera acquisition, our outlook for the second quarter of fiscal 2012 is as follows:

•	Revenue is expected to be up 4 to 6 percent from the first quarter.
•	GAAP gross margin is expected to be between 50.5 and 51.5 percent.
•	GAAP operating expenses are expected to be between $332 and $336 million.
•	GAAP tax rate is expected to be 14 to 16 percent.

We estimate depreciation and amortization for the second quarter to be approximately $51 million.  Capital expenditures are expected to be in the range of $35 to $40 million.

Diluted shares for the second quarter are expected to be approximately 617 million.

______________

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP tax expense, non-GAAP tax rate, non-GAAP net income, and non-GAAP net income per share.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquired intangible assets, other acquisition related costs, a non-recurring benefit from a legal settlement, and the associated tax impact of these items, where applicable.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company’s financial outlook for the second quarter of fiscal 2012; revenue growth from our Professional Solutions Business; impact of our acquisition of Icera on our financial operating results are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; the timing of the closing of our acquisition of Icera; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal year ended January 30, 2011.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tesla and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three months ended
	May 1,	January 30,	May 2,
	2011	2011	2010

GAAP gross profit	$484,503	$426,359	$456,377
GAAP gross margin	50.4%	48.1%	45.6%
Stock-based compensation expense included in cost of revenue (A)	2,477	1,726	1,803
Non-GAAP gross profit	$486,980	$428,085	$458,180
Non-GAAP gross margin	50.6%	48.3%	45.7%

GAAP operating expenses	$329,641	$246,581	$308,984
Stock-based compensation expense included in operating expense (A)	(29,262)	(23,640)	(23,374)
Amortization of acquired intangible assets	(2,296)	(2,295)	(2,296)
Other acquisition related costs (B)	(1,255)	-	-
Legal settlement (C)	-	57,000	-
Non-GAAP operating expenses	$296,828	$277,646	$283,314

GAAP net income	$135,219	$171,651	$137,594
Total pre-tax impact of non-GAAP adjustments	35,290	(29,339)	27,473
Income tax impact of non-GAAP adjustments	(4,796)	117	3,900
Non-GAAP net income	$165,713	$142,429	$168,967

Diluted net income per share
GAAP	$0.22	$0.29	$0.23
Non-GAAP	$0.27	$0.24	$0.29

Shares used in diluted net income per share computation	613,474	601,559	590,997

(A) Excludes stock-based compensation as follows:	Three months ended
	May 1,	January 30,	May 2,
	2011	2011	2010
Cost of revenue	$2,477	$1,726	$1,803
Research and development	$18,589	$14,724	$14,614
Sales, general and administrative	$10,673	$8,916	$8,760

(B) During the three months ended May 1, 2011, we were in negotiations to acquire Icera and subsequently announced the acquisition agreement. In connection with this business combination, we incurred other acquisition related costs comprised of professional fees and other direct expenses.

(C) On January 10, 2011, NVIDIA and Intel entered into a new six-year cross licensing agreement and both parties also agreed to settle all outstanding legal disputes. For accounting purposes, the fair valued benefit prescribed to the settlement portion was $57.0 million.